Exhibit 99.1

1401 Harbor Bay Parkway

Alameda, CA 94502

PHONE 510 749 4200

FAX 510 749 6200

www.celera.com

Contact

David Speechly, Ph.D.

Tel: (510) 749-1853

David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA CORPORATION REPORTS FOURTH QUARTER

AND FULL YEAR 2009 RESULTS

ALAMEDA, CA – March 3, 2010 – Celera Corporation (NASDAQ:CRA) today reported net revenues of $40.0 million for the fourth quarter of 2009 that ended December 26, 2009, compared to $47.3 million in the prior year quarter. For the fourth quarter of 2009, Celera reported net income of $7.8 million, or $0.09 per share, compared to a net loss of $6.1 million, or $0.08 per share, for the prior year quarter.

There were a number of items in both the fourth quarters of 2009 and 2008 affecting the comparability of results that are listed in the reconciliation table below. For the fourth quarter of 2009, these items increased net income by $6.1 million, and included discrete income tax benefits of $8.9 million. For the fourth quarter of 2008, these items increased the net loss by $8.2 million. Excluding the items listed in the reconciliation table below, Celera’s net income on a non-GAAP basis for the fourth quarter of 2009 was $1.7 million, or $0.02 per share, compared to net income on a non-GAAP basis of $2.1 million, or $0.03 per share, for the prior year quarter.

For 2009, Celera reported net revenues of $167.1 million compared to $175.2 million for the prior year. For 2009, Celera reported a net loss of $32.7 million, or $0.40 per share, compared to a net loss of $124.6 million, or $1.56 per share, for the prior year. For 2009 and 2008, Celera recorded items that affected the comparability of results and a breakdown of these items is listed in the reconciliation table below. These items increased the net loss by $15.6 million for 2009 and $125.2 million for 2008. Excluding the items listed in the reconciliation table below, Celera reported a net loss for 2009 of $17.1 million, or $0.21 per share, on a non-GAAP basis, compared to net income of $0.6 million, or $0.01 per share, on a non-GAAP basis for the prior year.

“We’re pleased with the overall performance in the fourth quarter of 2009,” said Kathy Ordoñez, Chief Executive Officer of Celera. “Revenues came in at the high end of our expectations and the quarter was profitable on a non-GAAP basis. Strong gross margins, reduced operating expenses and continued control over our bad debt expense all contributed to the positive performance.”

Financial Highlights

Celera operates through three reporting segments: a clinical laboratory testing service business conducted through BHL (Lab Services); a molecular diagnostic products business (Products); and a segment that includes other activities under corporate management (Corporate). Most of the Company’s molecular diagnostic business is conducted through distribution and royalty agreements with Abbott Molecular, a

CELERA CORPORATION REPORTS FOURTH QUARTER 2009 RESULTS

subsidiary of Abbott Laboratories. The Corporate segment includes revenues from royalties, licenses, funded collaborations and milestones related to the licensing of intellectual property and from Celera’s former small molecule and proteomic programs.

•	Revenue by segment for the fourth quarter of 2009 was as follows:

•

Lab Services revenue was $22.0 million compared to $29.2 million in the prior year quarter, primarily as a result of lower reimbursement rates, and lower sample volume, which declined approximately 10% year over year and was primarily attributed to stepped up efforts to collect co-pays, deductibles and receivables from patients;

•

Products revenue was $11.3 million compared to $11.2 million in the prior year quarter. Increased royalties from sales of RealTime™ assays used on the m2000™ system were offset by lower sales of Celera manufactured products distributed by Abbott; and

•

Corporate revenue was $6.7 million compared to $6.9 million in the prior year quarter. The decline in revenue in the fourth quarter of 2009 was primarily due to lower revenues from licensees partially offset by increased royalty and service revenues.

•

SG&A expenses for the fourth quarter of 2009 were $22.4 million compared to $27.0 million in the prior year quarter. The fourth quarter of 2009 included expenses associated with the initial build out of the genetics commercial infrastructure and related marketing activities. Allowance for doubtful accounts in the fourth quarter of 2009 was $2.3 million, or 5.8% of revenues, compared to $5.9 million, or 12.5% of revenues, in the prior year quarter. Excluding the allowance for doubtful accounts, SG&A expenses for the fourth quarter of 2009 were $20.1 million, or 50.3% of revenues, compared to $21.1 million, or 44.6% of revenues, in the prior year quarter.

•	In the fourth quarter of 2009, days sales outstanding were 63 compared to 71 in the third quarter of 2009.

•

R&D expenses for the fourth quarter of 2009 were $6.5 million, compared to $7.6 million in the prior year quarter, primarily as a result of the completion of certain discovery research and development projects and associated lower employee-related costs in the Corporate and Products segments.

•	At December 26, 2009, Celera’s cash and short-term investments were approximately $326 million, compared to approximately $321 million at September 26, 2009.

Business and Scientific Developments

•	Business Developments

•	In February, BHL’s CLIA-registered laboratory was accredited by the College of American Pathologists.

•

In February, Celera and QIAGEN established an agreement under which QIAGEN will distribute a Celera molecular multiplex assay. The assay is the next generation version of QIAGEN’s ResPlex II assay for detection of respiratory pathogens.

•	In February, BHL entered into a national contract with Aetna, which has approximately 16 million members, for BHL’s test services.

CELERA CORPORATION REPORTS FOURTH QUARTER 2009 RESULTS

•

In January, Celera licensed its KIF6 discoveries to the University of California on behalf of its San Francisco Campus (UCSF). Under the terms of the agreement, UCSF will be allowed to develop and perform its own KIF6 test for three years in California.

•

In October, Celera licensed lung cancer intellectual property from Medical Therapies, a biotechnology company developing midkine-related diagnostic and therapeutic products, for the use of Medical Therapies’ midkine patent portfolio for the development of novel lung cancer diagnostics.

•	Scientific Developments

•

In November, Celera and collaborators reported at the 2009 American Heart Association meeting that the addition of KIF6 carrier status and level of C-reactive protein to the Framingham Risk Score improved risk prediction for coronary heart disease among older men in the Cardiovascular Health Study.

•

At the annual meeting of the American College of Medical Genetics in November, Celera and scientists at the University of Utah and ARUP Laboratories described the potential suitability of a prototype Fragile X Syndrome assay for population screening.

•

In November, Celera and collaborators from University of California at San Francisco and Guy’s Hospital (London) presented information on its metastatic risk score for a panel of breast cancer cell lines at a Symposium on Molecular Targets and Cancer Therapeutics sponsored by the American Association for Cancer Research and European Organization for Research and Treatment of Cancer.

•

A recent study[1] published in the New England Journal of Medicine independently confirmed Celera’s previous discovery that a variant in the LPA gene is associated with risk for coronary disease. Scientists from Oxford University studied Celera’s LPA gene variant in nearly 16,000 subjects from four independent studies, bringing the total number of confirmatory studies of this risk variant to 15.

Litigation Development

On January 14, 2010, BHL filed a complaint seeking injunctive relief and damages in the United States District Court for the Eastern District of Virginia, against Health Diagnostic Laboratory, Inc. and several former employees of BHL, including five sales representatives who left the Company on January 1, 2010, and two former laboratory employees. In the litigation, BHL has asserted a number of claims against the defendants, including claims for misappropriation of trade secrets and interference with BHL’s client relationships. The defendants’ activities have been concentrated in the Southeast, which historically has been the highest-volume sales territory for BHL.

The Court issued a temporary restraining order in this matter which, among other things, restricted the individual sales representative defendants from soliciting certain BHL physician clients and imposed restrictions on the defendants from soliciting BHL employees for employment. The temporary restraining order was replaced by a consent order agreed to by the parties that remains in effect until trial, which is scheduled for May 10-12, 2010. BHL and the defendants have participated in mediation and continue to assess settlement alternatives.

CELERA CORPORATION REPORTS FOURTH QUARTER 2009 RESULTS

Celera is working to stabilize the business in this region and has replaced the former sales representatives, and instituted targeted physician outreach concerning the litigation and BHL’s differentiated services. Celera anticipates an impact of approximately $12 - $15 million on 2010 revenues as a result of the expected loss of business from accounts serviced by the sales representatives identified in the HDL litigation. The situation and Celera’s assessment of its impact on BHL’s business both continue to evolve. Celera’s 2010 outlook reflects its best estimate of the impact on its business at this time.

Outlook for 2010

Celera’s 2010 financial outlook reflects the expected completion of payments by licensees in 2009 and the first quarter of 2010. Celera anticipates that its 2010 financial performance may be affected by a number of factors, including acceptance and utilization of its testing services and diagnostic products, reimbursement practices, economic pressures and the healthcare system generally, and disruption to the business as a result of the departure of the sales representatives identified in the HDL litigation and the uncertainties associated with that litigation. Subject to the additional inherent risks and uncertainties that may affect Celera’s financial performance, which are detailed in the Forward-Looking Statements section of this release, Celera expects the following for 2010:

•

Total revenues are anticipated to be $145 - $155 million, with first quarter revenues anticipated to be $30 - $32 million. Anticipated total revenues reflect the expected impact associated with the HDL matter described above, as well as the following segment expectations:

•	Lab Services revenues are anticipated to be flat compared with 2009 revenues;

•	Products segment revenues are anticipated to grow in the mid single digits over 2009 revenues; and

•

Corporate revenues are anticipated to be $8 - $10 million, a reduction of approximately $16 million from 2009 levels, primarily due to the expected completion of payments by licensees in 2009 and the first quarter of 2010.

•	Gross margin, as a percentage of revenue, is anticipated to be 63% - 67%, with the gross margin in the first quarter anticipated to be 61% - 63%.

•	SG&A expenses are anticipated to be $90 - $100 million, and R&D expenses are anticipated to be $25 - $30 million.

•

Celera anticipates a net loss of $12 - $17 million, or $0.15 - $0.21 per share, on a non-GAAP basis, and expects a net loss of $9 - $11 million, or $0.11 - $0.13 per share, on a non-GAAP basis in the first quarter.

•

Amortization of intangibles relating to acquisitions and the non-cash accretion of discount recorded in interest income, which are excluded in the determination of non-GAAP earnings per share, are expected to be approximately $11 million.

•

Expense associated with equity awards is expected to be approximately $5.7 million, which represents approximately $0.07 per share included in the determination of Celera’s expected non-GAAP loss per share.

CELERA CORPORATION REPORTS FOURTH QUARTER 2009 RESULTS

The comments in the “Outlook for 2010” section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and includes earnings per share adjusted to exclude certain expenses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: amortization of purchased intangible assets; restructuring and employee-related charges, including severance expenses; litigation related charges and legal settlements; impairment of intangible assets; loss on investments; non-cash interest income and expense associated with the termination of the Abbott strategic alliance agreement; and discrete tax items including the effect of new loss carry back tax legislation, the benefit from unrealized gains on investments, a charge for a deferred tax valuation allowance arising as a result of the split-off from Applera Corporation; the impact of rate changes and the effect of R&D and other tax credits. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures. We cannot predict the occurrence, timing or amount of all items that we exclude from our forward looking non-GAAP financial measures. These items could potentially be significant to the calculation of our GAAP financial measures for future calendar periods.

Financial Information

The information provided in this release includes historical financial information for the six months ended June 30, 2008, which has been adjusted to show our results of operations as though we were a separate company. Prior to July 1, 2008, our results were attributable to the Celera Group of Applera Corporation (now Life Technologies Corporation) and reported as a business segment of Applera Corporation.

Conference Call & Webcast

A conference call will be held today at 4:30 p.m. (ET) to discuss these results and other matters related to the businesses when Kathy Ordoñez, Chief Executive Officer, and Ugo DeBlasi, Chief Financial Officer, will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial (800) 510-0219, or (617) 614-3451 for international callers, and enter

CELERA CORPORATION REPORTS FOURTH QUARTER 2009 RESULTS

passcode 91540609 at any time from 4:15 p.m. (ET) until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Media and Investors” section on www.celera.com. A digital recording will be available approximately two hours after the completion of the conference call on March 3 until March 10, 2010. Interested parties should call (888) 286-8010, or (617) 801-6888 for international callers, and enter passcode 21619664.

About Celera

Celera is a healthcare business focusing on the integration of genetic testing into routine clinical care through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the “Outlook for 2010” section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “plan,” “will,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Celera’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Celera notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of our business include, but are not limited to, the risks and uncertainties that: (1) sales of clinical laboratory tests and diagnostic products are dependent on government insurance programs such as Medicare and private insurance companies accepting the use of those services and products as medically necessary and worthy of reimbursement; (2) sales of clinical laboratory tests and diagnostic products is dependent on the amounts that government and private payors will pay for the services and products, and these amounts may be reduced in response to ongoing efforts by these payors to control healthcare costs; (3) revenue generated from the sale of clinical laboratory tests may be negatively impacted by our participating in provider networks; (4) Medicare contracting reforms could change reimbursement rates for our clinical laboratory tests; (5) our business could be adversely impacted by healthcare reforms that focus on reducing healthcare costs and/or do not recognize the value of diagnostic testing; (6) competition in the healthcare and lab services industries is intense and evolving and our product candidates may never result in a commercialized product; (7) we are unable to collect receivables, or to timely or accurately bill for our services; (8) we may not be able to maintain the necessary intellectual property protections to compete effectively or may become involved in expensive intellectual property proceedings; (9) we may be subject to competition in our diagnostic products business from Life Technologies following our split-off from Applied Biosystems (now Life Technologies); (10) we may be subject to liabilities and restrictions relating to our split-off from Applied Biosystems (now Life Technologies), including as to indemnification obligations; (11) macroeconomic conditions may harm our business, including by slowing our collections and increasing our allowance for doubtful accounts; (12) we are subject to extensive federal and state laws and regulations in our clinical laboratory testing business and products business and violations of such laws and regulations or changes in such laws and regulations could harm our operating results and financial condition; (13) we rely on single source suppliers or a limited number of suppliers of instruments and key components of our products; (14) our business could be harmed as a result of the U.S. Food and Drug Administration interpretations of the regulations governing the sale of Analyte Specific Reagents because the interpretation may require regulatory clearance or approval for some existing products that to date have been sold without clearance or approval; (15) the FDA draft guidance on a new class of complex laboratory-developed tests may require our clinical laboratory and our licensees to obtain regulatory clearance or approval before it or they can perform these tests; (16) our marketing strategies for clinical laboratory tests, including shifting to local market territories, may be costly and may not be successful; (17) we are dependent on Abbott Molecular to commercialize our diagnostic products and may be unable to maintain this relationship, the relationships we have with other collaborators and licensees or enter into other arrangements to

CELERA CORPORATION REPORTS FOURTH QUARTER 2009 RESULTS

develop our products or business; and (18) our business may be disrupted as a result of matters addressed in the HDL litigation, particularly if we are ultimately unsuccessful in the case. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our Transition Report on Form 10-KT. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of subsequent events.

1. Clarke, R., et al. Genetic Variants Associated with Lp(a) Lipoprotein Level and Coronary Disease. N Engl J Med 2009;

361:2518-28.

###

Copyright© 2010. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

CELERA CORPORATION REPORTS FOURTH QUARTER 2009 RESULTS

CELERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (i)

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Net revenues	$40.0	$47.3	$167.1	$175.2
Cost of sales	10.8	12.9	50.9	52.8

Gross margin	29.2	34.4	116.2	122.4
Selling, general and administrative	22.4	27.0	111.4	98.6
Research and development	6.5	7.6	27.8	35.2
Amortization of purchased intangible assets	2.5	2.6	10.2	10.1
Employee-related charges, asset impairments and other	—	0.5	4.3	8.8
Legal settlements	0.4	—	1.4	(1.1)
Impairment of intangible assets	—	0.3	15.7	0.3

Operating loss	(2.6)	(3.6)	(54.6)	(29.5)
Loss on investments	—	—	—	(6.3)
Interest income	1.3	2.3	6.5	11.0
Interest expense	—	(6.0)	—	(6.0)
Other income, net	—	—	—	0.1

Loss before income taxes	(1.3)	(7.3)	(48.1)	(30.7)
Benefit (provision) for income taxes	9.1	1.2	15.4	(93.9)

Net income (loss)	$7.8	$(6.1)	$(32.7)	$(124.6)

Net income (loss) per share
Basic and diluted	$0.09	$(0.08)	$(0.40)	$(1.56)

Weighted average number of common shares (in thousands)
Basic	81,945	80,595	81,840	80,079	(iii)
Diluted	82,084	80,595 (ii)	81,840 (ii)	80,079	(ii)(iii)

(i)	Prior to July 1, 2008, Celera was a reportable segment of Applera Corporation (now Life Technologies Corporation). The statement of operations for the twelve months ended December 27, 2008 includes the results for the six month period ended June 30, 2008 that were prepared on a combined basis and included in Applera’s consolidating financial information. The statements of operations for the three months ended December 27, 2008 and for the three and twelve months ended December 26, 2009 reflect the consolidated results of Celera Corporation following the completion of the split-off from Applera on July 1, 2008.
(ii)	Restricted stock awards and options to purchase shares of Celera Corporation common stock have been excluded because their effect is antidilutive.
(iii)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding for the twelve months ended December 27, 2008 is equal to the weighted average number of shares of Applera Corporation - Celera Group Common Stock outstanding for the six months ended June 30, 2008 and Celera Corporation common stock outstanding for the six months ended December 27, 2008.

CELERA CORPORATION REPORTS FOURTH QUARTER 2009 RESULTS

CELERA CORPORATION

REVENUES BY SEGMENT FROM EXTERNAL CUSTOMERS

(Dollar amounts in millions)

(Unaudited)

	Three months ended
	December 26,	December 27,
	2009	2008	Change
Lab Services	$22.0	$29.2	(25)%
% of total revenues	55%	62%
Products	11.3	11.2	1%
% of total revenues	28%	24%
Corporate	6.7	6.9	(3)%
% of total revenues	17%	14%

Total revenue	$40.0	$47.3	(15)%

	Twelve months ended
	December 26, 2009	December 27, 2008	Change
Lab Services	$99.9	$107.4	(7)%
% of total revenues	60%	61%
Products	41.4	39.9	4%
% of total revenues	25%	23%
Corporate	25.8	27.9	(8)%
% of total revenues	15%	16%

Total revenue	$167.1	$175.2	(5)%

CELERA CORPORATION REPORTS FOURTH QUARTER 2009 RESULTS

CELERA CORPORATION

RECONCILIATION OF GAAP AMOUNTS TO NON-GAAP AMOUNTS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008
GAAP loss before income taxes	$(1.3)	$(7.3)	$(48.1)	$(30.7)
Amortization of purchased intangible assets	2.5	2.6	10.2	10.1
Employee-related charges, asset impairments and other	—	0.5	4.3	8.8
Legal settlements	0.4	—	1.4	(1.1)
Impairment of intangible assets	—	0.3	15.7	0.3
Loss on investments	—	—	—	6.3
Non-cash interest (income) expense	(0.2)	6.0	(0.9)	6.0

Non-GAAP income (loss) before income taxes	$1.4	$2.1	$(17.4)	$(0.3)

GAAP benefit (provision) for income taxes	$9.1	$1.2	$15.4	$(93.9)
Tax effect of the reconciling items above	(0.1)	(1.2)	(6.5)	(3.9)
Effect of new loss carry back legislation	(4.6)	—	(4.6)	—
Tax benefit from unrealized gains on investments	(4.3)	—	(4.3)	—
Effect of state tax rate change	0.2	—	0.1	—
Provision for deferred tax valuation allowance	—	—	—	98.0
Tax effect of R&D and other tax credits	—	—	0.2	0.7

Non-GAAP benefit for income taxes	$0.3	$—	$0.3	$0.9

GAAP net income (loss)	$7.8	$(6.1)	$(32.7)	$(124.6)

Non-GAAP net income (loss)	$1.7	$2.1	$(17.1)	$0.6

Diluted net income (loss) per share
GAAP	$0.09	$(0.08)	$(0.40)	$(1.56)
Non-GAAP	$0.02	$0.03	$(0.21)	$0.01

Weighted average number of common shares used to calculate (in thousands)
GAAP diluted net income (loss) per share	82,084	80,595 (i)	81,840 (i)	80,079	(i)(ii)
Non-GAAP diluted net (loss) income per share	82,084	80,914	81,840 (i)	81,188	(ii)

(i)	Restricted stock awards and options to purchase shares of Celera Corporation common stock have been excluded because their effect is antidilutive.
(ii)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding for the twelve months ended December 27, 2008 is equal to the weighted average number of shares of Applera Corporation - Celera Group Common Stock outstanding for the six months ended June 30, 2008 and Celera Corporation common stock outstanding for the six months ended December 27, 2008.